Exhibit 10.2

SECOND AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Second Amendment to Executive Employment Agreement (this “Amendment”) is entered into by and between American Reprographics Company, a Delaware corporation (“ARC”) as the employer, and Jonathan R. Mather, an individual residing in the State of California (“Executive”), as the employee, on March 11, 2009.

This Amendment is entered into with reference to the following facts:

ARC and Executive entered into an Executive Employment Agreement dated November 29, 2006, as amended (“Agreement”). The parties now wish to enter into this Amendment to amend the Agreement.

Now, therefore, the parties agree as follows:

1. All capitalized terms in this Amendment not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

2. A new Section 3(a)(i) is added to Section 3(a) of the Agreement (Base Salary) as follows:

“(i) The amount of Base Salary payable to Executive pursuant to Section 3(a) shall be reduced by ten percent (10%) (the “Base Salary Reduction”) effective as of February 1, 2009 through and including January 31, 2010 (the “Effective Period”). If ARC’s EBITDA for the fiscal year ending December 31, 2009 exceeds $140 million, the aggregate amount of the Base Salary Reduction during the Effective Period shall be paid to Executive in cash or a grant of ARC stock options, as elected by Executive. Payment of the Base Salary Reduction in the form of a grant of ARC stock options shall be subject to prior approval of ARC’s Board of Directors or Committee thereof. Notwithstanding anything to the contrary contained in this Section 3(a)(i), if Executive’s employment with ARC is terminated other than for Cause during the Effective Period, any Base Salary severance benefits payable to Executive under Sections 11(a), (c) or (d) of the Agreement shall be calculated based on the amount of Base Salary set forth in Section 3(a), without taking into account the Base Salary Reduction.”

3. A new Section 3(b)(i) is added to Section 3(b) of the Agreement (Incentive Bonus) as follows:

“(i) Notwithstanding anything to the contrary contained in this Section 3(b), Executive conditionally waives the Incentive Bonus that may otherwise be earned by Executive for the fiscal year ending December 31, 2009 and payable during the fiscal year ending December 31, 2010; provided, however, that if ARC’s EBITDA for the fiscal year ending December 31, 2009:

•	Exceeds $140 million but is less than $150 million, Executive shall be entitled to payment of twenty five percent (25%) of any earned Incentive Bonus for the fiscal year ending December 31, 2009;

•	Exceeds $150 million but is less than $160 million, Executive shall be entitled to payment of fifty percent (50%) of any earned Incentive Bonus for the fiscal year ending December 31, 2009;

•	Exceeds $160 million, Executive shall be entitled to payment of one hundred percent (100%) of any earned Incentive Bonus for the fiscal year ending December 31, 2009.

All other provisions of Section 3(b), including the method of calculation and performance criteria relating to Executive’s Incentive Bonus, shall remain in full force and effect with respect to any Incentive Bonus which may be earned by Executive for the fiscal year ending December 31, 2009.”

4. Except as specifically set forth in this Amendment, the Agreement remains in full force and effect without modification.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first hereinabove set forth.

AMERICAN REPROGRAPHICS COMPANY,
a Delaware corporation

By: /s/ Kumarakulasingam Suriyakumar
Name: Kumarakulasingam Suriyakumar
Title: Chairman, President and CEO

EXECUTIVE

/s/ Jonathan R. Mather
Jonathan R. Mather

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